Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No.1 to the Registration Statement (Form S-4 No. 333-167532) of Virgin Media Inc. and to (i) the inclusion therein of our report with respect to the consolidated financial statements and schedule of Virgin Media Inc. and subsidiaries dated February 26, 2010, except as to the Condensed Consolidating Financial Statements as to which the date is June 15, 2010, and (ii) the incorporation by reference therein of our report dated February 26, 2010, with respect to internal control over financial reporting on Virgin Media Inc. and subsidiaries, included in its Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on February 26, 2010.

/s/Ernst & Young LLP

London, England
June 30, 2010